Exhibit 99.1
Flow International
Q3 2008 Conference Call Transcript
March 6, 2008, 1:00 p.m., EST
The transcript of prepared remarks and question and answer session set forth below contain forward-looking statements relating to increasing aerospace orders. This statement is only a prediction and actual results could differ materially based on a number of risk factors, including those set forth in the July 16, 2007 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this transcript. The Company is under no obligation, and does not intend, to update any of the forward looking statements in this transcript.

Operator:	Ladies and gentlemen, thank you standing by. Welcome to the Flow International Corporation third quarter conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the 1 on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the 2. If you are using a speaker phone, you need to pick up the handset before making a selection. This conference is being recorded today, March 6, 2008.

I would now like to turn the conference over to John Leness, Secretary and General Counsel. Please go ahead, sir.

J. Leness:	Thank you. I’m John Leness. With me this morning are Charley Brown, Flow’s President and CEO, and Doug Fletcher, Chief Financial Officer.

This call will include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. During the call we will provide selected financial and performance results for the third quarter of fiscal 2008. Any statements about future events, trends, risks and plans should be considered as forward-looking. These are based on current expectations only. Actual results may differ from these forward-looking statements and are subject to risks and uncertainties as are detailed in our filings with the Securities and Exchange Commission. Flow takes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

With that introduction, I’ll turn the call over to Charley Brown.

C. Brown:	Thank you, John. Good afternoon, ladies and gentlemen, and thank you for joining us. Today we released our results and filed the 10Q report for the third quarter of our fiscal year 2008. We are pleased to report an excellent quarter in both revenue growth and improved profitability.

For the third quarter ending January 31st, our revenues were $66.3 million representing 18% growth versus last year including a 17% growth in systems sales and a 22% growth in spares sales.

Breaking down the systems sales further, our core standard systems revenue for North America, which we track closely, was up 18% for the quarter. The trailing four quarter growth rate for this business was 15%. Our world leading 87,000 psi, or “87K” hyperpressure waterjet systems are leading the way to this consistent growth, continuing to exceed our highest expectations. This proprietary product line remains unmatched by any competitor worldwide.

Our standard systems sales in Europe and Latin America combined were up over 36% on increased penetration in all markets. In local currencies our standard systems sales in Europe increased by 16% and far more than that in Latin America. These results were achieved even though the 87K product line is still very early in its ramp up in those markets.

Our aerospace business had minimal growth in the quarter but it is beginning to pick up momentum and we expect sequential growth in Q4. Even though delays in some major commercial airline programs have caused orders for our products to be pushed out, we continue to be very optimistic about our aerospace business and we expect several large orders will lead to improved revenue levels in the coming quarters, but the specific timing of these orders is difficult to predict.

In Asia, we have also begun to see improvement in our business. Revenues were up 72% from last quarter to a level comparable to last year’s third quarter. In our last quarterly earnings call we said we believed that sales had bottomed out in this region and this has proven to be true.

To restore this region to consistent strong growth, we recognized that we needed to strengthen our management team and take actions to improve our competitive position. In that light, I’m happy to announce that Brad Hillam has joined Flow this week to be the Managing Director of our Asia business. Brad will be located in the region and brings over 20 years of international experience with deep background in Asia and in leading growth businesses.

As announced 6 months ago, we have narrowed the focus of our Applications business to exclude any non-waterjet related automation projects going forward. This business grew 4% in local currency during the quarter and we have shipped out of the factory the last non-waterjet order.

Our consumables, or spare parts business, grew 22% for the quarter with performance consistent across all segments and geographies. This recurring revenue stream consistently represents more than one-fourth of our business and our online ordering capability is becoming widely adopted by our customers.

In total, our 18% growth rate for the quarter once again reflects our diverse revenue stream. Standard systems up 18% in North America and 36% in Europe and Latin America; spare parts up 22% worldwide; while Asia was flat but showing promise; and aerospace was flat but poised for a pick up. It is this diverse revenue stream that continues to give us confidence in our ability to consistently grow our top line revenues at least 10% annually.

Our year-to-date revenue growth rate stands at 12% and it now appears that we should be at least at this level for the full year.

Now I’ll turn it over to Doug for further financial commentary.

D. Fletcher:	Thanks, Charley. As Charley mentioned, we had good results in the quarter on strong revenue growth and improved operating leverage.

Let me touch briefly on backlog. Our backlog as of January 31st stood at $36 million, which is up from $34 million at the end of last quarter and $31 million at the end of last fiscal year.

Turning to net income. Net income for the quarter was $5.9 million or $0.16 per basic and fully diluted income per share. This compares to net income in the prior-year period of $2 million or $0.05 per basic and fully diluted earnings per share.

Strong top line performance was supported by improved expense management and lower professional fees.

Gross profit for the quarter was up $4.2 million or 18% on higher sales volumes.

Margins for the quarter were 42.2%, down slightly from the 42.4% in the prior year quarter. After we hit a low point in our first fiscal quarter of this year our margins have now improved 200 basis points.

As we discussed in the past few quarters, we have taken steps to improve our global supply chain group and the efficiency of our global manufacturing operations. The current quarter performance is evidence that we are on the right track and we expect that our gross margins will improve further in the fourth quarter. It’s important to note, however, and to remember that our margins are impacted by the mix of our quarterly sales and can be expected to vary by quarter.

On an overall basis, SG&A expenses were $19.2 million in the quarter, down 10% over the prior year. Sales and marketing expenses were up 10%, but excluding bad debt reserves taken on two large projects in our applications segment, sales and marketing expense grew only 6% as we continued to better leverage our targeted investments in customer facing resources.

Research and engineering expenses were down 11% due to the timing of new product launches and improved expense management.

Our general and administrative expenses were down $2.8 million or 31% due mainly to lower professional fees and the year-over-year impact of the Asian investigation that was concluded in March 2007. The actions taken so far have allowed us to better leverage the operating expense base while still providing the necessary level of investment to fuel our growth. Overall, we expect to hold operating expenses for all of fiscal 2008 to below last year’s $87 million.

Operating profit for the quarter was $8.8 million and operating margin was 13.3%. This was more than triple the prior year quarter operating profit of $2.4 million and far exceeded last year’s 4.4% margin. We continue to hold our previous projections that the full year operating profit should be 3 to 4 times higher than fiscal 2007.

In the third quarter we recorded a tax expense of $2.5 million, which was 30% of our pretax income. This was a higher rate than we mentioned last quarter due to higher than expected profits that we have generated in certain foreign countries such as Germany.

Turning to the balance sheet. Our balance sheet remains strong with a net cash position of $16.3 million as of January 31st. We had $20.4 million in cash and short term investments, of which $17.3 million was held by our divisions outside of the United States. Despite strong cash flow from operations during the quarter, our net cash position declined to $6.4 million of payments made for the pending Omax acquisition, $4.9 million in cash payments under the prior CEO’s contract amendment, $2.2 million in capital expenditures and increases in working capital.

We experienced a large increase in accounts receivable during the quarter due mainly to the extended payment terms on $4 million of government contracts.

As of January 31st, we had total debt outstanding debt of $4.1 million, primarily mortgage and short-term financing in Taiwan, which is at favorable interest rates. Under our $45 million domestic credit agreement, we had $43 million of unused line of credit available, net of $1.9 million in outstanding letters of credit

With that I’ll turn the call back to Charley.

C. Brown:	Thanks, Doug. I want to touch briefly on our pending Omax acquisition. As we have announced, on February 6, 2008 we received a request for additional information and documentary material from the Federal Trade Commission in connection with their review of the proposed acquisition. We are cooperating fully with the FTC to provide the necessary information and we expect to complete the transaction. Beyond that we cannot comment further at this time.

We receive many questions regarding what impact the U.S. economic slowdown may have on our business. The answer comes back to our balanced portfolio. As shown repeatedly in our results, our revenues are derived from a variety of countries and a variety of end markets. Yet, in Q3 we sold fewer machines than we have in prior quarters to customers that primarily serve the residential new construction market in the U.S. However, that is not our only end market. Other parts of the U.S. market are also less robust currently than in times past. However, the U.S. is not our only growth market.

We do not pretend to be recession-proof worldwide, but on balance, we consistently come back to our belief that this business can sustain annual growth in revenues of 10% and EBIT of 20%.

I will now turn it back over to the operator to queue up the questions.

Operator:	Thank you, sir. We will now begin the question and answer session. As a reminder, if you do have a question, please press the * followed by the 1 on your touchtone phone. If you would like to withdraw, please press the * followed by the 2. If you are using speaker equipment, please lift the handset before making your selection.

Our first question comes from the line of Sid Parakh with McAdams Wright Ragen. Please go ahead.

S. Parakh:	Good morning, gentlemen. Congratulations on the great quarter.

Management:	Thanks, Sid.

S. Parakh:	Can you elaborate a little more on the economic impact? One of the things I was trying to get to was what would revenues have looked like if you don’t account for the foreign exchange currency impact, overall revenue growth?

D. Fletcher:	Overall revenue growth for the quarter was 18%, Sid. If you eliminate the foreign currency impact year-over-year, revenues would have been up 13%.

S. Parakh:	13%, okay. You’ve talked about you have a broad base of products and end markets. But longer term given all the headwinds we have, I mean do you have any concerns in any specific areas outside of the ones that you’ve mentioned?

C. Brown:	I come back to the balanced portfolio approach. We have rotating concerns through our markets. If you just look at the last 2 or 3 quarters, we’ve had certain parts of our portfolio up, certain parts down and it seems to be the nature of this business that that tends to rotate through certain areas. As I mentioned Asia, aerospace as opposed our core system business in some of our larger markets.

So, I have I guess a realistic view that there will be soft pockets. I’m not going to sit here and present or predict where those soft pockets will be, but that’s the history of the business, that’s the future we face into. Despite all that, like I said, we still feel good about our 10 and 20, 10% revenue growth, 20% EBIT growth on an annual basis going forward.

S. Parakh:	Okay, great and a question on Asia. Now the sequential increase was pretty significant, it was up 72%. Were there any one-time events or items or should we consider this as maybe the base case where we kind of forecast future revenues?

C. Brown:	I guess I would kind of be in the middle there. I wouldn’t say that we should expect that Asia is going to snap back or have some kind of step function improvement in the future, because as we’ve said in the past, if we go back to the situation that has evolved, we’re coming from a situation of 1 to 2 years ago where there was a lot of volume on the Nanojet, the flash memory cutting machine that we have and sold a lot of. At that time management in the region at that time shifted all resources to that very, very strong opportunity that presented itself. The opportunity cost of that shift was in the basic normal day-to-day, more consistent job shop type of business. So it’s taking us a while to build that momentum back and get those leads going and follow up on those leads and turn them into orders.

That’s what you’re seeing as this is starting to get a little bit of traction, but I would not present it as a continuing leapfrog type of approach going forward. We feel like it’s improving and that it’s headed in the right direction there.

S. Parakh:	Okay and this quarter did not have any Nanojet revenues or it did?

C. Brown:	No, I don’t believe it had any other than spare parts in it, Sid.

D. Fletcher:	In terms of year ago [overtalk].

S. Parakh:	Right, great. And last question from me, can you talk a little bit about Sodick and how that is progressing?

C. Brown:	Yes. That continues to be a very good relationship for us. It continues to be a very productive one. There is a fair amount of I’ll say missionary sales that their sales team has to do in the field of getting out and telling the story about this entirely new product, which is a hybrid between a waterjet and an EDM cutting machine and they’re successful and getting good conversion. It’s something that is a long term effort that will continue to ramp up over time so it’s not an astounding piece of our portfolio yet but the technology is very sound. We’ve met all the dates that we’re committed to there and product is being purchased. It is part of our revenue stream now. It’s not just a development process.

S. Parakh:	Right, but it’s not a significant piece yet?

C. Brown:	No, not yet.

S. Parakh:	Alright, great. Thank you, gentlemen.

Operator:	Thank you. The next question comes from the line of Chuck Murphy with Sidoti & Company. Please go ahead.

C. Murphy:	Good morning, guys.

Management:	Good morning, Chuck.

C. Murphy:	Just wondering. Charley, you mentioned in the press release how waterjets are stealing share from the other types of machine tools. Do you think there’s a specific one, whether it be like a plasma cutter or lathe that you’re particularly well suited to take share from?

C. Brown:	Really I pause because it really depends on the application. There are certain cutters, as you know, that for certain types of metal waterjets are inferior. If it’s thin sheet metal, the laser is going to be a more efficient, cost effective solution.

Think of it this way, we’re taking share from the next purchase. We’re not going in and displacing some job shop who has 3 lasers. They’re not getting rid of one to take on a waterjet. As they grow, they realize the flexibility of different types of materials that they can cut with the waterjet. They realize the expansion it can give their business and so they’re adding the next machine as a waterjet.

It’s kind of hard to say where we are taking share from because they’re really expanding their business into areas that a variety of cutting methodologies couldn’t do for them.

C. Murphy:	I gotcha, okay. And similar to the last question, asking about Asia’s big jump in sales. Why has Asia been so erratic over the past year? Do they typically have larger orders all at one time than the other regions?

C. Brown:	No, not necessarily. I think it goes back to really fourth quarter ‘06 and then first quarter fiscal ‘07. You had a lot of semiconductor shipments in those quarters so that created lumpiness in those periods. I would say that the growth in this quarter was more broad based. It was not one specific large order that did it. I do want to caution, however, that one quarter, as Charley mentioned, doesn’t create a trend and we do have some up and down movement between quarters.

But I would say this quarter versus the last quarter ‘06, first quarter ‘07, it was a much more broad based product sale than any one large order.

C. Murphy:	Okay and as far as seasonality, historically the fourth quarter has been your strongest. That wasn’t necessarily the case last year. How should we look at seasonality going forward?

D. Fletcher:	As I think I’ve been mentioning over the last few quarters, 2 or 3 years ago there was a clear seasonality to this business and we haven’t seen that. We didn’t see that last year. As you remember there was a sequential drop between Q3 and Q4. Some people thought that was and we’ve heard comments that that was IMTS. We are seeing less seasonality in our business so I can’t say that would be the case this year.

C. Murphy:	Okay and my last question then I’ll turn it over. What was the cash flow from operations?

D. Fletcher:	For the quarter?

C. Murphy:	Uh-huh.

D. Fletcher:	Chuck, I will have to get back to you. I don’t have it right in front of me.

C. Murphy:	Okay, not a problem. I’ll turn it over then. Thanks.

Operator:	Thank you. The next question comes from the line of Chad Bennett with Northland Securities. Please go ahead.

C. Bennett:	Thanks. Good quarter, guys.

Management:	Thanks, Chad.

C. Bennett:	Just a quick question. Charley, can you take a stab at what you think just the overall waterjet market is growing at, both last quarter or maybe the last 6 months, not only here in North America but worldwide or however you want to kind of phrase it? I’d love to get your thoughts on what you think the market growth rate is.

C. Brown:	That’s a good question and I ask it periodically internally as well. Unfortunately, we don’t have a database we can turn to worldwide that gives us that information so there’s a lot of sort of triangulating and guessing that goes into it. It’s certainly a double-digit growth rate and so the question is probably behind your question is, is it growing faster than we are. Hard to say. We don’t think we’re abnormal in the market by growing in the teens. We think there are probably others that are growing that fast so I would say that the market growth rate is probably in the same range, maybe a little lower in some markets, maybe a little higher in some markets than our growth rate.

C. Bennett:	Okay. You’re right on the question behind the question. I have another one actually that was kind of embedded there also. With the 87K, especially in the U.S. market, can you remind us again when you will introduce that system? With the success and the competitive lead you have there on the technology side, I guess you guys should be growing a little bit faster than the market I would assume because of that competitive edge. And can you give a sense of, and I know it’s somewhat proprietary, but I assume we’re over the halfway mark in terms of units shipped at least domestically with that product.

Maybe you don’t want to touch that piece, but anything you want to say with respect to that would be great.

C. Brown:	Okay, the 87K was launched last October-ish, at IMTS a year and a half ago and that was North America and then in the worldwide launch, that took place officially in Europe last fall and going into South America probably 3 months ago so that’s sort of the ramp and Asia is just starting to launch it now. That’s sort of the worldwide phasing that we’ve gone through.

In terms of, yes it is a leadership position from the technology. We discussed that at length. We do not disclose any more, as we mentioned last call, because it’s become such a significant portion or our business especially where it’s been in the market the longest. We don’t disclose how much of our business it is for competitive reasons.

The point you make though about the growth that it gives us, as related to your first question in terms of market share, and then it comes up what market are we looking at, units or dollars, and what kind of market share are we looking at, units or dollars. Because we do get a premium for the 87K that’s helping our dollar share and I would say that our dollar market share is outpacing the market. However, there are low end units that are being sold in markets around the world at very low price points, so that might be driving the unit growth at a little different rate. Fortunately P&Ls are done on dollars not on units so you see the results of that this quarter.

C. Bennett:	Okay, got it, so there could be a little disparity there?

C. Brown:	Yeah.

C. Bennett:	Alright and then can you remind us again in the North American market, you’ve typically given a rough estimate of end market breakdown. Can you give us an end market breakdown in North America?

C. Brown:	Breakdown of what?

C. Bennett:	Percentage job shops, percentage ... all your different end markets.

C. Brown:	In terms of our sales into those end markets?

C. Bennett:	Yeah.

C. Brown:	I appreciate your intent of trying to understand more about our business and we want to be able to help people understand more about our business, but we really haven’t been breaking it down in detail lately by those end markets. What we really want to come back to is an underscoring and understanding of our broad portfolio, both end market-wise and geographically, and how the breadth of that portfolio on those two dimensions gives us the opportunity for strong pieces to offset weaker pieces and gets us back to that expectation that we have for ourselves of annualized revenue growth of 10% per year.

C. Bennett:	Okay. Just a couple questions, hopefully questions that can be answered related to Omax. First of all, has the timing changed on potential deal close and second of all, in light of the credit environment out there, any qualitative remarks related to access to capital these days?

C. Brown:	We’re not obviously making whole lot of comments even on the timing of it. When we announced the deal we were confident in the deal going through and we’re still confident in the deal going through so we’ll just take that at face value.

The credit markets, I’ll let Doug address that one.

D. Fletcher:	Obviously, there’s a lot of news in the credit markets and I assume your question is pointed at our ability to continue to finance that transaction. In the area of the bank market that is still in good shape is the pro rata bank market in this size deal structure and even a little bit larger than this deal structure so we’re not seeing anything that would lead us to believe we’ll have any issue. As we’ve mentioned before, we’re not putting a lot of leverage on to take on this acquisition so right now we have no indications that will be a problem with closing the financing.

C. Bennett:	Good, so you’re in good shape there?

D. Fletcher:	Yes.

C. Bennett:	Okay. Thanks guys. That’s all I have.

Operator:	Thank you. The next question comes from the line of Alan Robinson with Royal Bank of Canada. Please go ahead.

A. Robinson:	Good morning.

Management:	Good morning, Alan.

A. Robinson:	I have a question regarding consumables. You delivered 22% increase in consumable sales in the quarter. Now this seems to be a higher growth rate than that of the machine install base. Can you give us some color as to what’s going on there? Is there any significant price inflation in the prices you charge for consumables or is there a currency effect in play here or is it just that the average machine’s being used more?

D. Fletcher:	A couple of things driving it. Obviously the installed fleet is going up quite well not only in North America but in our overseas geographies. In Europe and Latin America the installed base is actually probably going up a little bit faster. Obviously the currency strengthening — the Euro and the Latin American currencies — has helped our growth. We do not break that out separately. I gave you the total/total numbers for our revenue but it has helped our spare parts growth obviously.

I think the last piece is we’re starting to see the benefit mainly in North America from the fact that we’re capturing a higher percentage of the spare parts sales off the 87K than we do with the 60K product as we’ve discussed in the past.

A. Robinson:	Okay. With you having had some experience with the Flow Part system domestically for a couple of years now, how are trends there? Are you starting to see a saturation in the pick up rate of sales using the online fulfillment mechanism? Are we starting to flatten out there? Can you give us some color there a little bit?

D. Fletcher:	I would say in North America I think we’ve reached a point where we’re not seeing huge incremental changes in terms of usage behavior. It has trended but it’s not the big jump. We’re still moving up in Europe. The adoption rates are still lower than the U.S., but they’re increasing faster as people get more and more used to it. And we’re looking at expanding the number of languages that we have on FlowEuropeParts.com, which will also help that adoption.

A. Robinson:	Okay. And then looking at the detail in the 10Q, it looks like gross margins for North American waterjets were probably about the highest we’ve seen in nearly two years. Can you give us some color regarding the drivers there specifically for North America and then also can you talk a little bit about the apparent weakness in international gross margins in contrast during the quarter?

D. Fletcher:	Sure. I think, Alan, part of the problem with the margins is, as you note since it looks like you’ve already read through it, is the note that we made that we went through a process of a new transfer price program this past year and we have in line with that economic study increased our transfer prices to our overseas subsidiaries. That has a net impact of reducing their margins and increasing the margins here in North America.

I really think it’s ... I know it’s difficult to say, but I would probably say that the best way to look at it is on a total/total basis because one of the problems with segment accounting is you have to do it as is the regulatory reporting in the region. I would say that we’re not seeing in any one of the geographies significant impacts on margins that would be indicated by what you’re looking at there.

A. Robinson:	Okay. Then just to wrap up, what do you have on the schedule in terms of trade shows this year and to that point, how are you looking at your sort of G&A and sales and marketing run rate now? Should we use the rates we saw during the quarter as more of a representative type of rate specifically for G&A?

D. Fletcher:	I think what I would say about that is we will have a variation by quarter in our G&A rates and I think that the timing of, as you said, the trade shows, we do have IMTS coming up this September, the big trade show in Chicago that’s every two years. We have timing in terms of our professional fees, depending upon timing of orders, etc.

I think it’s better to come back to what we’ve said is, what I mentioned in my remarks is we expect now to hold our total SG&A to below where we were last year. It was $87 million last year, where we would expect to hold it below for this year. In going forward, again it comes to back to we believe we’re going to leverage this business. We believe that we can be at or above 10% revenue growth and 20% operating margin, compounded growth, excuse me, not margin, growing the operating income by 20% and we’re going to do that through a number of ways. Obviously sales volume and improving our margins. I’m not going to predict quarter by quarter, Alan, G&A because again there’s some volatility there.

A. Robinson:	Okay. And then just to close off, a couple of quarters ago you said you were looking at an 18% to 20% effective tax range for the year rather. Given the high tax rate in the quarter and the Germany issues, what’s your view of the tax for the year now?

D. Fletcher:	Well the quarter represents a bit of a catch up because what you have to do is once you determine that your effective tax rate is higher than you were predicting, that you have to true it up. We’re still looking at for the year if you back out the valuation release, a going forward number for the year of probably slightly above what I said before, slightly above 20% for the rest of the period.

A. Robinson:	Okay. Thank you.

Operator:	Thank you. The next question comes from the line of Richard Hoss with Roth Capital Partners. Please go ahead.

R. Hoss:	Good morning, guys.

C. Brown:	Hi, Rich. How are you?

R. Hoss:	Pretty good. Just two real quick ones. One, I guess to follow back up on the Asia orders. I realize the comps are really kind of NA at this point but I guess I’m just looking for a run rate going forward. Fairly strong orders this quarter. Can I think of it as a baseline, or can I think of it to vary around this level?

C. Brown:	That’s a tough one to look into the crystal ball and predict. I think the way to think about it is that we’re pleased with this quarter. Could there be variation up or down from this quarter? Yes. As I said earlier, I would not have expectations that there would be continuing step functions, leapfrogs forward from this level.

R. Hoss:	Okay and then just quickly on the government contract you talked about in your Q, a $4 million contract. Any additional information on that?

C. Brown:	No, and particularly for competitive reasons we’ll just say that there is a government out there somewhere in the world that took a liking to our products and gave us some nice orders.

R. Hoss:	Okay, so it doesn’t assume the U.S. government, it could be any government then?

C. Brown:	Somewhere in the world. We don’t want to leave too many footprints in the sand from this call because our competitors will follow it.

R. Hoss:	Alright. Thanks, guys.

Operator:	Thank you. The next question comes from the line of Greg Eisen with ICM Asset Management. Please go ahead.

G. Eisen:	Thanks. Good morning. Could you amplify a little bit about what the future is of your Canadian business now that you’ve made that decision on the Applications segment to not sell any non-waterjet systems in the future? Where does that leave the Canadian, that Applications segment? And as a corollary, could you talk about what Omax has for business up in Canada and is that a meaningful addition to flesh out your Canadian site?

C. Brown:	We don’t comment a whole lot on Omax’s business because they’re a privately held company that’s independent from us right now. It’s fairly common information they don’t have a factory up there like we do.

In terms of our Applications business, the piece that is of most interest is what we have by elimination of the rest of it got the focus down to and that is waterjet applications for these robotic cells largely. It’s primarily 6 axis robots on pedestals inside some sort of a structure with some sort of a tool, a change out, a part change out mechanism that introduces the part in front of the robot. The robot uses a waterjet to cut the part and then the change out brings the part back out of the cell.

That’s pretty much the business there and we’ve got a solid engineering team there that customizes a modular product line and utilizes really our strengths, which is waterjets, into some of these more advanced applications.

G. Eisen:	Okay. From what you just described, it sounds like the Canadian business isn’t as diversified by end markets as your United States business. Is that correct, in terms of the end markets?

C. Brown:	Well I guess I would just say that in that more advanced, more semi-custom to custom application of a waterjet, there are many end market and many different types of applications, some of which may not even have a cutting head on the end it. It may be using our high pressure stream of water for cleaning parts, so that business has the opportunity to sell into a wide variety of end applications.

G. Eisen:	Okay, I’ll leave it there. Thanks.

Operator:	Thank you. The next question comes from the line of JD Padgett with The Boston Company. Please go ahead.

JD Padgett:	Hi, guys, a couple questions. One, just following up on the applications business. Had another strong quarter. What does the revenue run rate there look like once you are fully done selling in the part that you’ve discontinued?

D. Fletcher:	We year-to-date probably had roughly about $4 million to $5 million Canadian in the business that we’re discontinuing. I think that will probably give you an indication of the business that will be remaining and that’s the business that we believe we can grow.

C. Brown:	It’s important to note that that piece that’s going away, there’s a reason we’re going away from it because it didn’t turn much to the EBIT line.

JD Padgett:	Right and then I think you had a comment about some other costs related to that endeavor that you incurred this quarter, is that right?

D. Fletcher:	Yeah, we took some write-downs on accounts receivable during the quarter, about $400,000.

JD Padgett:	And that shows up in COGs?

D. Fletcher:	No, that would show up in SG&A.

JD Padgett:	Okay and I was trying to remember also if there was something similar in the October quarter?

D. Fletcher:	Yes, there was.

JD Padgett:	What was that, the same kind of thing, A/R write-down?

D. Fletcher:	Correct, about 320. The business that we’re getting out of, which is material handling, so non ... it doesn’t relate to waterjet. A lot of the material handling business was tied into the first tier and second tier suppliers to domestic automobile industry. So a number of those companies have gone through their difficult times, a couple bankruptcies, so it’s a combined ... It’s a business that has not been profitable for us, but it’s also tied to an industry that’s been running through some difficulties so that’s one of the drivers for us to get out of that business and in fact it’s also non-core.

JD Padgett:	Okay, and the other question had to do with the long term targets for 10 and 20. Do you look at that as we move into fiscal ‘09, especially on the bottom line part of that being especially easy because hopefully you won’t have the abundance of these abnormal charges like you had this year like in the July quarter from the CEO change and some of the discontinued operations charges that we just described?

C. Brown:	I’m looking and have been for decades for the business that has a target that’s easy to hit. So, no, I don’t think anything in that 10 and 20 is easy. Do we feel we can do it? Yes, that’s why we continue to stand behind it.

JD Padgett:	But the 20% you’re kind of looking to add that off the GAAP number or if we adjust for the one-time charges add those back and then you grow 20% on top of that?

D. Fletcher:	I think a couple of things. Clearly as Charley said, we’d like to do better than the 20%, but one of the things that we’ve mentioned on prior calls that started with the first quarter earnings call is there are still investments and expenses we need to incur with regards to our information systems. And some of that has started to impact us this year but will impact us even more going forward, and that’s going to take us a couple years to complete. Again I come back to what Charley said, we’re confident in the 10 and we’re confident in the 20. But we’d like to do better.

C. Brown:	We need to reinvest in this business as we continue to move it forward so that’s really the lever I would say, is how much can we reinvest and how quickly.

JD Padgett:	Yeah, I was just kind of looking. Maybe you had $3 or $4 million of charges this year. If that goes away, that alone is almost your 20%, but then I guess some of that you need to reinvest and so forth is the point you’re making.

C. Brown:	Yes.

JD Padgett:	Okay. And the final question from me is just relative to the acquisition, I can’t actually remember what the target was, but some level of accretion. Should we be thinking about that as accretion on top of where the consensus estimate is now for fiscal ‘09, or accretion on top of that kind of 10 and 20?

D. Fletcher:	Well, I want to be careful because the first thing is we don’t agree or disagree with the consensus estimate because we don’t give that level of guidance in terms of EPS. What we have said publicly is that in the first year this would be accretive to earnings of 10%.

JD Padgett:	Okay, so whatever your internal plan is, 10% on top of that?

D. Fletcher:	Right and what we’ve said is, and just to clarify that this is not how we’re going to get to 10 and 20. That when we are successful in closing that transaction, the base of Omax business adds to the base and that we will grow the larger base 10 and 20 going forward.

JD Padgett:	Right, but for that 10% accretion, it’s kind of more on top of your internal model versus what the Street has right now for instance.

D. Fletcher:	Correct.

JD Padgett:	Okay. Thank you, guys.

Operator:	Thank you. We have time for 1 more question. The last question comes from the line of Chad Woodson with Paradigm Capital. Please go ahead.

C. Woodson:	I was just wondering if you guys could possibly characterize the nature of that receivable that was on the extended payment terms, the government contract. Maybe if you could give a little more clarity. Is it a state or a local funded type of project? Any further detail would help.

C. Brown:	I think the only detail that really matters is that the term on it is about up. We’ve already started to receive the cash.

C. Woodson:	Okay.

Operator:	Thank you. I’ll now turn it back over to management.

C. Brown:	Just a final note to reiterate that we’re excited about the quarter we were able to report and we appreciate your interest and your questions. Thank you very much.

Operator:	Thank you. Ladies and gentlemen, this concludes the Flow International third quarter conference call. Thank you for your participation and for using ACT Conferencing. You may now disconnect.